DIGENE CORPORATION ANNOUNCES

PUBLIC OFFERING OF COMMON STOCK

GAITHERSBURG, MARYLAND, November 9, 2005 — Digene Corporation (NASDAQ: DIGE) today announced that it intends to offer 2,000,000 newly issued shares of common stock and that Armonk Partners, its principal stockholder, intends to offer 1,000,000 outstanding shares of common stock in an underwritten public offering. The shares to be offered by Digene and Armonk Partners are registered by Digene under its Form S-3 shelf registration statement filed with the U.S. Securities and Exchange Commission (File No. 333-112901) that was declared effective by the SEC on December 15, 2004. Digene and Armonk Partners also expect to grant the underwriters a 30-day option to purchase an aggregate of 450,000 shares to cover over-allotments, if any.

J.P. Morgan Securities Inc. is acting as the sole book-running manager in this offering with Thomas Weisel Partners LLC acting as joint lead manager. Goldman, Sachs & Co. and SG Cowen & Co., LLC are acting as co-managers.

A preliminary prospectus supplement has been filed today with the U.S. Securities and Exchange Commission and will be available on the SEC’s website at www.sec.gov. Copies of the preliminary prospectus supplement and accompanying prospectus meeting the requirements of the Securities Act of 1933 may be obtained from J.P. Morgan’s Prospectus Department, One Chase Manhattan Plaza, New York, New York 10081 (telephone 212-552-5164).

This press release does not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state. Any offer of shares of common stock will be made only by means of a prospectus, including a prospectus supplement.

About Digene

Digene Corporation, based in Gaithersburg, MD, develops, manufactures and markets proprietary DNA and RNA testing systems for the screening, monitoring and diagnosis of human diseases — with a focus on women’s cancers and infectious diseases. The company’s hc2 High-Risk HPV DNA Test® is the only test for human papillomavirus approved by the FDA, and is approved for both follow-up evaluation in women with inconclusive Pap results and for primary adjunctive screening with the Pap test in women age 30 and older. For primary adjunctive screening, it is marketed as both The Digene HPV Test and the DNAwithPap® Test. These brand names do not refer to the Digene product that tests for several types of the virus commonly referred to as “low-risk HPV,” which are not associated with cervical cancer. For more information, visit www.thehpvtest.com. Digene’s product portfolio also includes DNA tests for the detection of other sexually transmitted infections, including chlamydia and gonorrhea, as well as tests for blood viruses. Investors also may contact Charles Fleischman at (301) 944-7000; journalists may contact Pam Rasmussen, (301) 944-7196.

Digene®, Hybrid Capture®, hc2 High-Risk HPV DNA Test® and DNAwithPap® are registered trademarks of Digene Corporation.